Exhibit 99.3

HUTCHINSON TECHNOLOGY INCORPORATED

Offer to Exchange

Relating to Any and All of its

Outstanding 3.25% Convertible Subordinated Notes due 2026

(CUSIP No. 448407AF3)

Pursuant to the Preliminary Prospectus Dated May 6, 2011

THE EXCHANGE OFFER (AS DEFINED HEREIN) WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON JUNE 2011, WHICH WE REFER TO AS THE “EXPIRATION DATE,” UNLESS EARLIER TERMINATED OR EXTENDED BY US. TENDERS OF OLD NOTES MAY BE WITHDRAWN AT ANY TIME BEFORE 5:00 P.M., NEW YORK CITY TIME, ON THE EXPIRATION DATE. OLD NOTES THAT ARE NOT TENDERED OR THAT ARE WITHDRAWN BEFORE THE EXPIRATION DATE WILL REMAIN OUTSTANDING.

May 6, 2011

To Our Clients:

Enclosed for your consideration is a preliminary prospectus dated May 6, 2011 (as it may be supplemented from time to time, the “Prospectus”) and the related letter of transmittal (as it may be supplemented or amended from time to time, the “Letter of Transmittal” and, together with the Prospectus, the “Offer Documents”) relating to the offer by Hutchinson Technology Incorporated, a Minnesota corporation (the “Company”), to exchange any and all of its outstanding 3.25% Convertible Subordinated Notes due 2026 (the “Old Notes”) held by holders for its 8.50% Convertible Senior Notes due 2026 (the “New Notes”), in an amount equal to $985 principal amount of New Notes for each $1,000 principal amount of Old Notes exchanged (the “Exchange Offer”). Each tendering holder of Old Notes is entitled to receive all accrued and unpaid interest on Old Notes accepted for exchange in the Exchange Offer up to but excluding the date the Exchange Offer is completed, which we refer to as the “Settlement Date.” Each tendering holder is required to pay for interest accrued on the New Notes from and including February 11, 2011 up to but excluding the Settlement Date (“pre-issuance accrued interest”), which amount will be deemed to be paid in full with (i) the accrued and unpaid interest on the Old Notes that such holder is entitled to receive, as an offset, and (ii) a portion of the Old Notes tendered (having fair market value, as of the Settlement Date, equal to the excess of the pre-issuance accrued interest over the accrued and unpaid interest on the Old Notes). The accrued and unpaid interest on the Old Notes will be deemed to be paid in full upon the completion of the Exchange Offer. The New Notes will be issued only in principal denominations of $1,000 and integral multiples of $1,000 in excess thereof. The aggregate principal amount of New Notes to be issued to any holder in the Exchange Offer will be rounded down to the nearest $1,000, and any amount representing a fractional remainder New Note will be paid in cash plus any pre-issuance accrued interest on the fractional remainder New Note from and including February 11, 2011 up to but excluding the Settlement Date. The consummation of the Exchange Offer is conditioned upon, among other things, Old Notes with an aggregate principal amount of at least $40,000,000 being tendered and not withdrawn prior to the Expiration Date. The consummation of the Exchange Offer is conditioned upon, among other things, Old Notes with an aggregate principal amount of at least $40,000,000 being tendered and not withdrawn prior to the Expiration Date. In addition, the Exchange Offer will not be consummated if the Company’s shareholders do not approve the issuance of the New Notes and the issuance of common stock issuable upon conversion of the New Notes.

We (directly or through our nominee) are the holder of record of Old Notes held by us for your account. A tender of these Old Notes can be made only by us (or our nominee) as the holder of record and pursuant to your instructions. The Letter of Transmittal is furnished to you for your information only and cannot be used by you to tender Old Notes held by us for your account.

We request instructions as to whether you wish to have us tender Old Notes on your behalf, upon the terms and subject to the conditions set forth in the Offer Documents.

Your attention is directed to the following:

1. The Exchange Offer relates to any and all of the Company’s outstanding Old Notes. There is currently $122,206,000 aggregate principal amount of Old Notes outstanding.

2. The Exchange Offer is subject to a number of conditions, each of which may be waived or modified by the Company, in whole or in part, at any time and from time to time, as described in “The Exchange Offer – Conditions to the Exchange Offer,” “The Exchange Offer – Exchange Offer Minimum,” and “The Exchange Offer – Shareholder Approval Requirement” in the Prospectus.

3. Holders who fail to exchange their Old Notes may have reduced liquidity after the Exchange Offer. As Old Notes are tendered and accepted in the Exchange Offer, the principal amount of remaining Old Notes will decrease. This decrease could reduce the liquidity of the trading market for the Old Notes. The Company cannot assure you of the liquidity, or even the continuation, of any trading market for the Old Notes following the completion of the Exchange Offer.

4. The Exchange Offer expires at 5:00 p.m., on the Expiration Date.

If you wish to have us tender any or all of your Old Notes, please so instruct us by completing, executing and returning to us the instruction form contained in this letter. Unless a specific contrary instruction is given in the space provided, your signature(s) hereon shall constitute an instruction to us to tender all the Old Notes held by us for your account. Your instructions should be forwarded to us in ample time to permit us to submit a tender on your behalf prior to the Expiration Date.

The Exchange Offer is not being made to (nor will tenders of Old Notes be accepted from or on behalf of) holders of Old Notes in any jurisdiction in which the making or acceptance of the Exchange Offer would be unlawful.

Please carefully review the enclosed Offer Documents as you consider the Exchange Offer.

Instructions with Respect to the Exchange Offer

The undersigned acknowledge(s) receipt of this letter and the Offer Documents referred to herein relating to the Company’s Exchange Offer.

This will instruct you, the registered holder, with respect to tendering in the Exchange Offer, the Old Notes held by you for the account of the undersigned, upon and subject to the terms and conditions set forth in the Offer Documents.

Please tender the Old Notes held by you for my account as indicated below:

The aggregate principal, or face, amount at maturity of Old Notes held by you for the account of the undersigned is (fill in amount):

$                    of 3.25% Convertible Subordinated Notes due 2026.

With respect to the Exchange Offer, the undersigned hereby instructs you (check appropriate box):

☐	To TENDER the following Old Notes held by you for the account of the undersigned (insert principal, or face, amount at maturity of Old Notes to be tendered (if any)) (must be $1,000 or any integral multiple thereof):

$                      of 3.25% Convertible Subordinated Notes due 2026.

By instructing you to tender the amount of Old Notes given above, you are authorized to make, on behalf of the undersigned, the representations and warranties contained in the Letter of Transmittal that are to be made with respect to the undersigned as beneficial owner of the Old Notes.

☐	NOT to TENDER any Old Notes held by you for the account of the undersigned.

SIGN HERE

Name of beneficial owner(s) (please print):

Signature(s):

Address:

Telephone

Number:

Taxpayer Identification or Social Security Number:

Date: